EXHIBIT 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 21, 2007 (the “Merger Agreement”), Spartacus I Acquisition Corp., a California corporation and wholly owned subsidiary of Acquirer (“Spartacus I Merger Sub”), Spartacus Ii Acquisition Corp., a California corporation and wholly owned subsidiary of Acquirer (“Spartacus II Merger Sub” and together with Spartacus I Merger Sub, the “Merger Subsidiaries”) and Centrality Communications, Inc., a California corporation (the “Company”), and solely with respect to Article 6 and Article 9, Teh-Tsung Lai, as Shareholder Agent.), is made and entered into as of August 6, 2007, by and between Acquirer, the Company, Spartacus I Merger Sub, Spartacus II Merger Sub and Shareholder Agent. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Acquirer, the Company, Spartacus I Merger Sub, Spartacus II Merger Sub and the Shareholder Agent desire to amend certain provisions of the Merger Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 1.7(a)(i). Section 1.7(a)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i) “Acquirer Stock Price” means $21.3850.

2. Full Force and Effect. Except as modified, amended or supplemented above, all rights, terms and conditions of the Merger Agreement shall remain in full force and effect.

3. Effect of Amendment. This Amendment is an amendment to the Merger Agreement. Unless the context of the Amendment otherwise requires, the Merger Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Merger Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Merger Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5. Arbitration. Any dispute, controversy or claim arising out of or in connection with this Amendment, or the breach, termination or invalidity thereof, shall be finally settled in accordance with the arbitration provisions set forth in the Merger Agreement.

6. Counterparts. This Amendment may be executed in counterparts, and when so executed, each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Acquirer, the Company, Spartacus I Merger Sub, Spartacus II Merger Sub and Shareholder Agent have caused this Amendment to be executed, all as of the date second written above.

ACQUIRER:

SIRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Geoff Ribar
Name:	Geoff Ribar
Title:	Chief Financial Officer

THE COMPANY:

CENTRALITY COMMUNICATION, INC.

By:	/s/ Rob Baxter
Name:	Rob Baxter
Title:	Chief Executive Officer

SPARTACUS I MERGER SUB:

SPARTACUS I ACQUISITION CORP.

By:	/s/ Geoff Ribar
Name:	Geoff Ribar
Title:	President

SPARTACUS II MERGER SUB:

SPARTACUS I I ACQUISITION CORP.

By:	/s/ Geoff Ribar
Name:	Geoff Ribar
Title:	President

SHAREHOLDER AGENT:

/s/ Teh-Tsung Lai
Teh-Tsung Lai, as the
Shareholder Agent

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